Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated 25 February 2010, except for Note 4 to the consolidated financial statements, as to which the date is 13 May 2010, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Lloyds Banking Group plc’s Annual Report on Form 20-F for the year ended December 31, 2009. We also consent to the reference to us under the heading ‘Experts’ in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Edinburgh, United Kingdom

28 June 2010